FOR IMMEDIATE RELEASE

Investors/Corporate: John Emery, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Felicia Vonella inVentiv Health, Inc. (212) 308-7155 fvonella@inventivhealth.com

inVentiv Health Announces Appointment of Dr. Craig Saxton
to its Board of Directors

Former Pfizer Executive and Distinguished Healthcare Professional

SOMERSET, NEW JERSEY, December 12, 2006 -- inVentiv Health, Inc. (NASDAQ: VTIV) today announced the appointment of Craig Saxton, M.D. to its Board of Directors. Dr. Saxton’s appointment increases the inVentiv Health Board to nine members.

Dr. Saxton brings over 30 years pharmaceutical and health care industry experience to inVentiv Health, including 25 years with Pfizer in increasingly senior roles until his retirement in 2001. In his most recent role, Dr. Saxton was Executive Vice President of Pfizer's Global Research and Development Division, overseeing all of Pfizer’s worldwide pre-clinical and clinical development with responsibility for 5,000 employees and for the successful regulatory approval of more than ten NCE products, each of which achieved peak sales of greater than $750 million. Prior to that role, which he held from 1993 until 2001, he held other senior positions at Pfizer including Senior Vice President, World Wide Clinical Research, Vice President and Medical Director of Pfizer International and Senior Associate Medical Director of International Pharmaceuticals. Dr. Saxton joined Pfizer in 1976 in its European R&D headquarters in the United Kingdom and moved to the United States in 1981.

Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health commented, “Craig brings a wealth of pharmaceutical industry expertise to our Board, particularly on the clinical side, and with his distinguished career at Pfizer there is no doubt that he will make valuable contributions to inVentiv’s success going forward. We are honored to have him as part of our team.”

Dr. Saxton holds a B.S. degree in anatomy from Leeds University in the United Kingdom, where he also earned his doctorate in medicine. He serves on the Boards of Directors of Neurogen, of which he is Chairman of the Board, Veritas Medicine, Conjuchem and the African Medical and Research Foundation, and was previously on the Board of Tularik Corporation until its acquisition by Amgen. He is a member of the American Academy of Pharmaceutical Physicians and the Connecticut Academy of Science and Engineering.

About inVentiv Health

inVentiv Health (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications and inVentiv Commercial. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

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